Exhibit 3.58

CERTIFICATE OF FORMATION

OF

KLOS-FM RADIO ASSETS, LLC

1.	The name of the limited liability company is KLOS-FM Radio Assets, LLC.

2.	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 30th day of January, 2006.

/s/ Diane K. Austin
Diane K. Austin, Organizer